EXHIBIT 10.21
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                                ROYALTY AGREEMENT

      THIS ROYALTY AGREEMENT is made and entered into as of October 16, 2002 (the "Effective Date"), by and between ENZON, INC., a Delaware corporation ("Enzon"), and VIVO HEALTHCARE CORPORATION, a Delaware corporation ("Vivo"). Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Assignment Agreement, dated as of October 16, 2002, by and among Enzon, Vivo, and the Vivo shareholders listed on Schedule A thereto (the "Assignment Agreement").

      WHEREAS, pursuant to the terms of the Assignment Agreement, Vivo has agreed to sell and assign, and Enzon has agreed to purchase and assume, the Assigned Assets; and

      WHEREAS, pursuant to Paragraph 2(b) of the Assignment Agreement, Vivo and Enzon have agreed to enter into this Agreement.

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Enzon and Vivo agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

      For purposes of this Royalty Agreement, the following terms and variations thereof have the meanings specified or referred to in this Article I:

      "Affiliates" - any person or entity which directly or indirectly controls, is controlled by, or is under common control with a party hereto. For purposes of this Royalty Agreement, "control" means the legal, beneficial or equitable ownership directly or indirectly of more than 50% of the aggregate of all voting equity interests rights in such entity.

      "Net Sales Amount" - shall mean the invoiced amount of sales of Products by Enzon or any of its Affiliates or licensees to customers less (1) actual allowances for returns, damages or otherwise, and discounts, rebates and allowances to customers, including cash, credit or free goods allowances; and
(2) freight or other transportation charges, including insurance, actually allowed or paid on account of the delivery of Products to purchasers thereof; and (3) taxes (except income taxes) or duties paid, absorbed or otherwise imposed on the sale, including, without limitation, value added taxes.

      "Patents" - any and all domestic or foreign patents subsequently issued to Enzon relating to the p-MPA Technology being transferred from Vivo to Enzon pursuant to the Assignment Agreement, including any continuations-in-part, continuations, divisions, substitutes, reissues, reexaminations or extensions thereof.

      "Products" - any products which embody any of the p-MPA Technology, any Patents or are covered by any claim of the Patents.

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                                   ARTICLE II.
                               ROYALTY OBLIGATIONS

            Section 2.1 Amount of Payment. Enzon shall pay a royalty (the "Royalty") to Vivo during the Term as set forth below:

                  (a) Enzon shall pay a Royalty to Vivo based upon the following percentages (the "Royalty Percentage") of:

                  (i) the aggregate Net Sales Amount of any Products sold by Enzon or any of its Affiliates on a country by country basis, for the longer of (A) ten years from the date hereof or (B) such time as any of the Patents with respect to such country remain valid, enforceable, and in effect:

                        (A) three percent (3%) up to the first $25 million of aggregate Net Sales Amount;

                        (B) two percent (2%) for the next $25 million of aggregate Net Sales Amount;

                        (C) one percent (1%) for the next $50 million of aggregate Net Sales; and

                        (D)   one-half of one percent (0.5%) thereafter; and

                  (ii) the aggregate royalties received by Enzon or any of its Affiliates on Net Sales Amount of any Products sold by licensees of Enzon or any of its Affiliates on a country by country basis, for the longer of (A) ten years from the date hereof or (B) such time as any of the Patents with respect to such country remain valid, enforceable, and in effect:

                        (A) three percent (3%) of the aggregate royalties received by Enzon or any of its Affiliates on such Net Sales Amount up to the first $25 million of aggregate Net Sales Amount;

                        (B) two percent (2%) of the aggregate royalties received by Enzon or any of its Affiliates on such Net Sales Amount for the next $25 million of aggregate Net Sales Amount;

                        (C) one percent (1%) of the aggregate royalties received by Enzon or any of its Affiliates on such Net Sales Amount for the next $50 million of aggregate Net Sales;


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                        (D)   and one-half of one percent (0.5%) of the
                              aggregate royalties received by Enzon or any of its Affiliates on such Net Sales Amount thereafter.

                  (b) Upon expiration of the longer of (i) ten years from the date hereof or (ii) such time as any of the Patents with respect to such applicable country remain valid, enforceable and in effect, Enzon shall have no further obligation to pay the Royalty in any applicable country.

            Section 2.2 Payment of Royalty. Enzon shall pay the Royalty quarterly. Within forty-five (45) days after the end of each calendar quarter, Enzon shall (i) pay Vivo the amount of the Royalty owed by Enzon for such calendar quarter, and (ii) provide Vivo with a written report setting forth the Net Sales Amount with respect to the Products sold by Enzon or its Affiliates or royalties received by Enzon or its Affiliates on the Net Sales Amount sold by licensees for the applicable quarter, and the computation of the Royalty with respect thereto for the applicable quarter. The Royalty shall be payable in currency of the United States of America regardless of the country where earned and shall be paid or deposited as designated in writing by Vivo. The exchange rate used to calculate the Royalty shall be the same rate specified under Financial Accounting Standards Board Statement 52, or its successor, used to translate the financial results of Enzon or its Affiliates for public reporting.

            Section 2.3 Records and Reports; Audits. Enzon shall keep true and accurate records and books of account containing information necessary for the determination of the Royalty payable hereunder. Vivo shall be entitled to conduct an audit, once quarterly upon thirty (30) days' prior written notice to Enzon, of such books and records. Vivo may engage an independent third party auditor to conduct such audits. Enzon shall be entitled to receive a copy of any audit reports produced by or on behalf of Vivo hereunder. In the event any such audit reveals a greater than ten percent (10%) discrepancy between the correct amount of the Royalty which should have been paid by Enzon pursuant to the terms herein during the period covered by such audit and the actual amount of the Royalty paid by Enzon during such period, Enzon shall reimburse Vivo for the costs of such audit.

            Section 2.4 No Obligation to Exploit. Notwithstanding anything to the contrary contained in this Royalty Agreement and subject to Paragraph 4 of the Assignment Agreement, Enzon shall have no obligation to develop, commercialize or otherwise exploit the p-MPA Technology or any Product. Without limiting the foregoing, Enzon shall have no obligation to file any Patent applications or to maintain any Patents, if and when issued.

                                  ARTICLE III.
                                TERM; TERMINATION

            Section 3.1 Term. This Royalty Agreement commences upon the Effective Date and terminates at such time when Enzon has no further obligation to pay any Royalties pursuant to Section 2.1 or at such earlier date as provided in this Article III (the "Term").

            Section 3.2 Termination Upon Breach. Upon thirty (30) days' prior written notice to Vivo, Enzon may terminate this Royalty Agreement if Vivo breaches any of its material obligations hereunder or in the Assignment Agreement and fails to cure such breach by the end


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of such thirty (30) day period, or, if the parties agree that the breach is not capable of being cured or remedied within thirty (30) days, then within a time frame mutually agreed upon by the parties.

            Section 3.3 Termination For Non-Development. Notwithstanding any other provision hereof, this Royalty Agreement shall terminate in the event Vivo causes a reassignment of the Assigned Assets pursuant to Section 4 of the Assignment Agreement.

            Section 3.4 Remedies upon Termination. Termination of this Royalty Agreement shall not limit either party from pursuing any other remedies otherwise available to it, including, without limitation, injunctive relief.

            Section 3.5 Effect of Termination. In the event of notice of termination, each party shall continue to perform its obligations hereunder up to the date of termination. Upon termination, except as otherwise provided herein, the obligations of the parties hereunder shall cease and Enzon shall pay Vivo any amounts then owing hereunder; provided, however, that in the event of termination due to a breach by Vivo, Enzon shall have the right to offset any payment due to Vivo under Section 2.1.

                                   ARTICLE IV.
                                 CONFIDENTIALITY

      Vivo acknowledges that any information concerning Enzon received in connection with this Royalty Agreement shall be deemed "Confidential and Proprietary Information." Vivo agrees that it shall not permit the duplication, use or disclosure of any such Confidential and Proprietary Information to any person or entity. Confidential and Proprietary Information does not include any information which, at the time of disclosure, is generally known by the public through no breach of the disclosing party. The provisions of this Article IV shall survive the expiration or termination of this Royalty Agreement.

                                   ARTICLE V.
                              INTELLECTUAL PROPERTY

            Section 5.1 Right to Defend. At the election and expense of Enzon, Enzon shall have the sole right (but not the obligation), to protect all intellectual property rights related to the p-MPA Technology or the Products, by obtaining and maintaining appropriate patent, trademark, trade secret or other rights. Vivo agrees to cooperate, at the expense of Enzon, in the filing and prosecution of patent applications in the United States and in foreign countries in connection with all such intellectual property rights, and to promptly notify Enzon of any conflicting uses of, or any applications or registrations to use, any mark, name, symbol, device or word that becomes known to Vivo that Enzon believes may constitute an act of infringement with respect to the intellectual property rights related to p-MPA Technology or the Products.

            Section 5.2 Ownership of Intellectual Property. Vivo acknowledges that neither this Royalty Agreement nor the performance of its obligations hereunder shall affect the ownership by Enzon of any of the goodwill or intellectual property rights related to p-MPA Technology or the Products, and such goodwill or other rights shall be and remain in the name of Enzon. Vivo warrants that it shall not at any time (a) do or cause to be done any act or thing


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contesting or in any way impairing or tending to impair any part of such ownership and/or rights, or (b) represent that it has any ownership in p-MPA Technology or the Products or any intellectual property rights in connection therewith.

                                   ARTICLE VI.
                                  MISCELLANEOUS

            Section 6.1 No Joint Venture. Nothing herein shall create any association, partnership, joint venture or agency relationship between the parties hereto or any third party.

            Section 6.2 Further Assurances. The parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Royalty Agreement, and the parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Royalty Agreement.

            Section 6.3 Notices. All notices, consents, waivers, and other communications under this Royalty Agreement must be in writing and are deemed to have been duly given when (a) delivered by hand with written confirmation of receipt, (b) sent by facsimile with confirmation of transmission by the transmitting equipment, (c) five (5) days after delivery, if sent by certified mail, return receipt requested, or (d) one (1) day after delivery, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses, or facsimile numbers set forth below (or to such other addresses, facsimile numbers or as a party may designate by notice to the other parties):

            Enzon:              Enzon, Inc.
                                685 Route 202/206
                                Bridgewater, New Jersey 08807
                                Attention: Chief Executive Officer
                                Fax: (908) 575-3296

            with a copy to:     Enzon, Inc.
                                685 Route 202/206
                                Bridgewater, New Jersey 08807
                                Attention: Vice President General Counsel
                                Fax: (908) 575-3296

            Vivo:               Vivo Healthcare Corporation
                                299 Pavonia Avenue, Loft 3-8
                                Jersey City, New Jersey 07302
                                Attention: Clark Atwell


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            with a copy to:     Olshan Grundman Frome Rosenzweig & Wolosky LLP
                                505 Park Avenue
                                New York, New York 10022
                                Attention: Robert H. Friedman, Esq.
                                Fax: (212) 935-1787

            Section 6.4 Waiver . The rights and remedies of the parties to this Royalty Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right under this Royalty Agreement operates as a waiver of such right, and no single or partial exercise of any such right precludes any other or further exercise of such right or the exercise of any other right. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Royalty Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party is applicable except in the specific instance for which it is given; and
(c) no notice to or demand on one party is deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Royalty Agreement.

            Section 6.5 Entire Agreement and Modification. This Royalty Agreement and the Assignment Agreement constitute the entire agreement between the parties with respect to the subject matter of this Royalty Agreement and supersede all prior written and oral agreements and understandings between the parties with respect to the subject matter of this Royalty Agreement. This Royalty Agreement may not be amended except by a written agreement signed on behalf of each of the parties hereto.

            Section 6.6 Assignment. Except as set forth below, no party to this Royalty Agreement may assign, transfer, or otherwise dispose of any of its rights, duties, or obligations hereunder without the prior written consent of the other party hereto; provided, however (i) upon prior written notice to Vivo, Enzon may assign, transfer, or otherwise dispose of any of its rights, duties or obligations hereunder to any of its Affiliates or in connection with the sale or other transfer of all or a portion of the business, assets, or properties or stock of Enzon or any of its Affiliates without the consent of Vivo (in which case Enzon shall continue to be liable for its obligations hereunder) and (ii) upon prior written notice to Enzon, Vivo may assign all of its rights, duties and obligations under the Agreement to the Shareholders without the prior written consent of Enzon, provided the assignee Shareholders agree to be bound by the terms and conditions of this Royalty Agreement and no such assignment shall relieve Vivo from any of its obligations hereunder. Subject to the foregoing, this Royalty Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

            Section 6.7 Severability. If any provision of this Royalty Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Royalty Agreement remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Royalty Agreement, they shall take any actions necessary to render the remaining provisions of this Royalty Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Royalty


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Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

            Section 6.8 No Third Party Beneficiary. No provision of this Royalty Agreement shall create, or be deemed to create, any legal or equitable right in any person not a party to this Royalty Agreement or give any such person any claim against any party to this Royalty Agreement that such party would not have but for this Royalty Agreement.

            Section 6.9 Section Headings; Construction. The headings of Articles and Sections in this Royalty Agreement are provided for convenience only and will not affect its construction or interpretation. All words used in this Royalty Agreement will be construed to be of such gender or number as the context requires. The language used in the Royalty Agreement shall be construed, in all cases, according to its fair meaning, and not for or against any party hereto. The parties acknowledge that each party has reviewed this Royalty Agreement and that rules of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be available in the interpretation of this Royalty Agreement.

            Section 6.10 Governing Law; Jurisdiction. This Royalty Agreement is to be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law. The parties agree that the state and federal courts located in New York County, New York shall be the sole venue and shall have sole jurisdiction for the resolution of all disputes arising hereunder.

            Section 6.11 Execution of Agreement, Counterparts. This Royalty Agreement may be executed in one or more counterparts, each of which is deemed to be an original copy of this Royalty Agreement and all of which, when taken together, are deemed to constitute one and the same agreement. The exchange of copies of this Royalty Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Royalty Agreement as to the parties and may be used in lieu of the original Royalty Agreement for all purposes. Signatures of the parties transmitted by facsimile are deemed to be their original signatures for any purpose whatsoever.

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                      [signature page to Royalty Agreement]

         IN WITNESS WHEREOF, the parties have executed this Royalty Agreement as of the date first written above.

                                    ENZON, INC.

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
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                                    VIVO HEALTHCARE CORPORATION

                                    By:
                                       ----------------------------------------
                                    Name:
                                         --------------------------------------
                                    Its:
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